Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE: April 3, 2013

For Further Information:	Timothy O’Dell, CEO
Phone: 330.576.1900
Fax: 330.666.7959

CENTRAL FEDERAL CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND YEAR TO DATE PERIODS ENDED DECEMBER 31, 2012

Highlights

•	The Company successfully completed its stock offering on August 20, 2012, raising $22.5 million in gross proceeds.

•	The Company redeemed its TARP obligations on September 26, 2012.

•	Tangible equity to tangible assets was 10.97% at December 31, 2012.

•	Criticized and classified loans decreased 31.2% since December 31, 2011.

•	The new management team has taken a number of steps to create a brighter future for CFBank and Central Federal Corporation.

Fairlawn, Ohio – April 3, 2013 – Central Federal Corporation (Nasdaq: CFBK) (the “Holding Company” and together with its subsidiaries, the “Company”) announced earnings available to common stockholders of $0.9 million for the twelve months ending December 31, 2012, and a loss available to common stockholders of $0.4 million for the quarter ended December 31, 2012. As a result of the Company’s redemption at a discount of its TARP obligations from the U.S. Department of the Treasury on September 26, 2012, the Company’s earnings available to common stockholders increased by $5.0 million, which resulted in $0.14 earnings per diluted common share, for the year ended December 31, 2012. The Company recorded a net loss of $3.8 million for the year ended December 31, 2012 (which excludes the discount on the redemption of the TARP obligations) compared to a net loss of $5.4 million for the year ended 2011.

Overview of Results

The Company’s net loss of $0.4 million, or $(.03) loss per diluted common share, for the quarter ended December 31, 2012 represented a $925,000 decrease, from the net loss of $1.4 million, or $(1.78) loss per diluted common share, for the quarter ended December 31, 2011. This decrease in the Company’s net loss was primarily due to a $933,000 decrease in provision expense and a $387,000 decrease in noninterest expenses, partially offset by a $321,000 decrease in net interest income and a $74,000 decrease in noninterest income.

The Company’s net loss of $3.8 million for the twelve months ended December 31, 2012 (excluding the $5.0 million discount on redemption of the TARP obligations) represented a $1.7 million, or 31.2%, decrease from the net loss of $5.4 million for the twelve months ended December 31, 2011. This decrease in the net loss was primarily due to a $2.2 million decrease in the provision for loan losses and a $1.1 decrease in noninterest expense, partially offset by a $1.5 million decrease in net interest income and a $118,000 decrease in noninterest income.

Management’s ongoing assessment of CFBank’s loan portfolio resulted in a $0.9 million decrease in the provision for loan losses during the quarter ended December 31, 2012, compared to the quarter ended December 31, 2011. The decrease in the provision for loan losses was primarily due to a decrease in nonperforming loans during the current year quarter.

The provision for loan losses decreased $2.2 million during the twelve months ended December 31, 2012, compared to the twelve months ended December 31, 2011. The decrease in the provision for loan losses was due to a decrease in criticized and classified loans, past due loans, net loan write-offs and overall average loan portfolio balances compared to the prior year period.

Nonperforming loans decreased $1.9 million, or 23.4%, and totaled $6.4 million at December 31, 2012, compared to $8.3 million at December 31, 2011. Criticized and classified loans decreased $13.0 million, or 31.2%, and totaled $28.7 million at December 31, 2012, compared to $41.7 million at December 31, 2011. Past due loans decreased $2.4 million, or 42.7%, and totaled $3.2 million at December 31, 2012, compared to $5.6 million at December 31, 2011. Overall net loan portfolio balances increased nearly $2.0 million, or 1.3%, during the twelve months ended December 31, 2012. The ratio of the allowance for loan losses (ALLL) to total loans was 3.31% at December 31, 2012, compared to 3.89% at December 31, 2011.

Tim O’Dell, CEO, commented, “Since our new management team was inserted on August 21, 2012, we have been totally focused on continuing to clean up the bank’s legacy problems while positioning the bank for future profitability. While there will still be some issues to work through in the legacy loan portfolio, we continue to believe that we have a solid foundation, and that we will have a strongly capitalized, growing and increasingly profitable bank as our plans are fully implemented. While the work we are doing is not necessarily reflected in 2012 results as earning assets deteriorated before the capital raise, here are some of the actions we have taken that provide reason for optimism:

•	We have taken a number of steps to right-size our overhead and staff in order to improve the efficiency of the organization. All expenses are being diligently reviewed.

•

We have invested in hiring experienced Business Bankers who are bringing relationships and revenues along with them. The new Business Banker in Akron, has numerous relationships in the Cleveland market. The new Business Banker in Columbus brings deep experience in commercial and real estate lending. In addition, we have successfully recruited a Sales Manager for our Residential Mortgage Lending Division.

•

We have built and continue to expand our pipelines of quality loan-driven relationships, which will continue to help us absorb some of the bank’s excess liquidity, provide funding and improve our net interest margin.

•	Residential lending activity has increased, and we are now underwriting home equity lines of credit along with first mortgages.

•

We successfully implemented a new customer deposit campaign, which has netted more than 100 new accounts. In addition to building important relationships, this will also enhance the Bank’s net interest margin going forward. Deposit generation will become an increasingly important activity as we move forward into 2013.

•	We are expanding our Merchant Processing business (CFBank Merchant Processing) through a strategic affiliation with a major merchant processor which provides both sales and operational support.

•

We have been very positively received in all of our markets as evidenced by our recent loan funding activity and expanding business pipelines. Our efforts to reposition CFBank and to focus on serving the needs of closely held business customers and entrepreneurs continue to gain traction and is generating results.

Completion of Common Stock Offering

On August 20, 2012, the Holding Company announced the successful completion of its common stock offering. The Holding Company sold 15.0 million shares of its common stock at $1.50 per share, resulting in gross proceeds of $22.5 million, before expenses of $2.2 million. A portion of the proceeds from the stock offering were retained by the Holding Company for general corporate purposes and are estimated to be sufficient to support the Holding Company’s cash requirements for the foreseeable future based on our current business plan. The Holding Company contributed $13.5 million of the proceeds from the stock offering to CFBank to improve its capital ratios and support future growth and expansion. As a result of this capital infusion, CFBank was in compliance with the capital ratios required by its Order to Cease and Desist (the “CFBank Order”) at both September 30, and December 31, 2012.

TARP Redemption

On September 26, 2012, the Company announced the redemption of its TARP obligations. Pursuant to an agreement with the U.S. Department of the Treasury, the Company utilized a portion of the proceeds from its completed stock offering to redeem the Preferred Stock, including all accrued but unpaid dividends and the warrant issued in connection with the Troubled Asset Relief Program (TARP) Capital Purchase Program (together, the “TARP obligations”).

Bob Hoeweler, Chairman of the Board, added, “We are grateful for the support of all of the stockholders that elected to invest alongside our standby investor group. The board and management are committed to completing the clean-up of the remaining problems, while positioning the bank to perform at a high level going forward. We are all very focused on creating long-term stockholder value while effectively serving the needs of our customers and communities.”

Net interest income

Net interest income decreased $321,000 and $1.5 million, respectively, for the quarter and year ended December 31, 2012, compared to the prior year periods. Net interest margin totaled 2.06% for the quarter ended December 31, 2012, compared to 2.29% for the quarter ended December 31, 2011. Net interest margin totaled 2.22% for the year ended December 31, 2012, compared to 2.44% for the year ended December 31, 2011. The decrease in net interest margin during the quarter and year ended December 31, 2012 was due primarily to a decrease in loan and securities yields, a decrease in the average balance of loans outstanding, which was partially offset by a decrease in funding costs.

Provision for loan losses

The provision for loan losses totaled $186,000 for the quarter ended December 31, 2012 and decreased $933,000, or 83.4%, compared to $1.1 million for the quarter ended December 31, 2011. The decrease in the provision for loan losses for the quarter ended December 31, 2012 was primarily due to a decrease in nonperforming loans during the current year quarter.

The provision for loan losses totaled $1.1 million in 2012, and decreased $2.2 million, compared to $3.4 million in 2011. The decrease in the provision for loan losses in 2012 was due to a 23.4% decrease in nonperforming loans, a 31.1% decrease in classified and criticized loans, a 42.7% decrease in past due loans and a 0.6% increase in overall loan portfolio balances compared to 2011.

Net charge-offs totaled $2.0 million, or 1.43% of average loans, in 2012, compared to $7.0 million, or 3.97% of average loans, in 2011. The decrease in net charge-offs in 2012 was primarily in the multi-family residential real estate loan portfolio and, to a lesser extent, the commercial and commercial real estate portfolios.

Noninterest income

Noninterest income decreased $74,000 and $118,000, respectively, for the quarter and year ended December 31, 2012, compared to the prior year periods. The decrease for the quarter and year ended December 31, 2012 was primarily due to lower gains on the sale of securities.

Noninterest expense

Noninterest expense decreased $387,000, or 20.3%, and $1.1 million, or 11.5%, for the fourth quarter of 2012, and the year ended December 31, 2012, respectively. The decrease in noninterest expense for both periods was primarily due to decreases in net foreclosed assets expenses, FDIC premiums, franchise taxes, and depreciation expense.

Balance sheet activity

General

Assets totaled $215.0 million at December 31, 2012 and decreased $35.9 million, or 14.3%, from $250.9 million at December 31, 2011. The decrease was due to a $36.3 million decrease in cash, a $877,000 decrease in securities available for sale, and an $845,000 decrease in foreclosed assets.

Cash and cash equivalents

Cash and cash equivalents totaled $25.2 million at December 31, 2012 and decreased $36.3 million, or 59.1%, from $61.4 million at December 31, 2011. The decrease in cash and cash equivalents was a result of the investment of excess liquidity in securities and a mortgage purchase program. Prior to the successful capital raise, CFBank had utilized higher cost brokered deposits to increase liquidity to meet regulatory requirements. Since the capital raise has been completed, CFBank is eliminating such high-cost brokered deposits as they mature. Further, as a result of the capital raise, CFBank has reduced its dependency on selling loans and securities, as was done to improve liquidity in 2011. The increase in liquidity had a negative impact on net interest margin through September 2012 because the yield on cash and cash equivalents was significantly less than the yield on securities and loans.

Securities

Securities available for sale totaled $17.6 million at December 31, 2012 and decreased $877,000, or 4.74%, compared to $18.5 million at December 31, 2011. The decrease was due to sales and scheduled maturities and repayments in excess of purchases during 2012 as management acted to increase liquidity, as discussed previously.

Loans

Net loans totaled $153.0 million at December 31, 2012, and increased nearly $2.0 million, or 1.3%, from $151.2 million at December 31, 2011. The increase was primarily due to $25.4 million of loan participations in the Mortgage Purchase Program associated with Northpointe Bank, partially offset by decreases in other loan categories. During the fourth quarter of 2012, loan runoff in various other loan categories, such as commercial, has started to stabilize and CFBank is experiencing a positive trend as the Bank is starting to replace loan runoff that occurred prior to the capital raise.

Allowance for loan losses (ALLL)

The ALLL totaled $5.2 million at December 31, 2012, and decreased $873,000, or 14.3%, from $6.1 million at December 31, 2011. The decrease in the ALLL was due to the charge-off of certain nonperforming loans, a 23.4% decrease in nonperforming loans, a 42.7% decrease in past due loans, and a 31.2% decrease in criticized and classified loans during the year ended December 31, 2012. The ratio of the ALLL to total loans was 3.31% at December 31, 2012, compared to 3.89% at December 31, 2011. The decrease in the ratio of nonperforming loans to total loans was due largely to a decline in nonperforming loans.

Foreclosed assets

Foreclosed assets totaled $1.5 million at December 31, 2012 and decreased $845,000, or 35.7%, from $2.4 million at December 31, 2011. The decrease was due to the sale of three pieces of commercial real estate property partially offset by the addition of one single family and one multi-family property.

The level of foreclosed assets may increase in the future as we continue our workout efforts related to nonperforming and other loans with credit issues.

Deposits

Deposits totaled $173.5 million at December 31, 2012 and decreased $43.5 million, or 20.0%, from $217.0 million at December 31, 2011. The decrease was primarily due to a $12.8 million decrease in CDARs balances, a $2.7 million decrease money market balances, a $24 million decrease in certificate of deposits, and a $4.2 million decrease in interest bearing checking balances. Although deposits have decreased year over year, deposit runoff has started to slow and stabilize during the fourth quarter of 2012, and noninterest bearing deposits have increased during the last two quarters of 2012.

CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS) program, a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit account balances up to $50 million. Customer balances in the CDARS program totaled $4.2 million at December 31, 2012 and decreased $7.8 million, or 65.0%, from $12.0 million at December 31, 2011. The FDIC, to date, has provided periodic waivers to CFBank which allow us to renew the CDARS certificates with existing customers.

Long-term FHLB advances

Long-term FHLB advances totaled $10.0 million at December 31, 2012 and decreased $5.7 million, or 36.5%, from $15.7 million at December 31, 2011 due to repayment of maturing advances.

Stockholders’ equity

Stockholders’ equity totaled $23.6 million at December 31, 2012 and increased $13.7 million, or 137.8%, from $9.9 million at December 31, 2011. The increase was primarily due to $20.3 million in net proceeds from the stock offering, partially offset by $2.2 million related to redemption of the TARP obligations, a $3.8 million net loss, $289,000 in preferred stock dividends related to the TARP Capital Purchase Program attributable to the period prior to redemption of the TARP obligation and a $279,000 decrease in unrealized gains in the securities portfolio.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank is a full service bank providing retail/consumer, business banking and residential mortgage loan products and services. We serve the greater Akron and Columbus, Ohio markets through our offices in Fairlawn and Worthington, Ohio, and have offices in Calcutta and Wellsville, Ohio, which are located in what is considered the Utica Shale investment corridor. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.

Forward-Looking Information

Statements in this earnings release and in other communications by the Company that are not statements of historical fact are forward-looking statements which are provided to assist in understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of the Holding Company or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “forecast,” “project,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. The following, among other factors, could cause such differences:

•

a continuation of current high unemployment rates and difficult economic conditions or adverse changes in general economic conditions and economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;

•	our ability to maintain sufficient liquidity to continue to fund our operations;

•	our ability to reduce our high level of nonperforming assets and operating expenses;

•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;

•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;

•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to meet the requirements of the Orders, as defined below, under the section captioned “Cease and Desist Orders”;

•	uncertainty related to the counterparty to call our interest-rate swaps;

•	uncertainty related to our ability to continue to receive limited waivers from the FDIC allowing us to roll over or renew reciprocal CDARS deposits;

•	our ability to generate profits in the future;

•	changes in tax laws, rules and regulations;

•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System (FED), the Federal Deposit Insurance Corporation (FDIC) and the Office of the Comptroller of the Currency (OCC);

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;

•	our ability to grow our core businesses;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and

•	management’s ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this report speak only as of the date of the report. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations	Three months ended			Year ended
($ in thousands, except share data)	December 31,			December 31,
(unaudited)	2012	2011	% change	2012	2011	% change
Total interest income	$1,601	$2,148	-25%	$7,268	$9,656	-25%
Total interest expense	576	802	-28%	2,633	3,478	-24%

Net interest income	1,025	1,346	-24%	4,635	6,178	-25%
Provision for loan losses	186	1,119	-83%	1,129	3,375	-67%

Net interest income after provision for loan losses	839	227	270%	3,506	2,803	25%
Noninterest income
Service charges on deposit accounts	65	72	-10%	245	271	-10%
Net gain on sales of loans	123	72	71%	404	294	37%
Net gain on sale of securities	—	121	n/m	143	353	-59%
Other	57	54	6%	213	205	4%

Noninterest income	245	319	-23%	1,005	1,123	-11%
Noninterest expense
Salaries and employee benefits	949	965	-2%	3,906	4,043	-3%
Occupancy and equipment	68	60	13%	269	278	-3%
Data processing	163	138	18%	588	569	3%
Franchise taxes	53	60	-12%	219	253	-13%
Professional fees	209	208	0%	860	944	-9%
Director fees	—	46	-100%	119	181	-34%
Postage, printing and supplies	40	24	67%	172	131	31%
Advertising and promotion	19	3	533%	30	37	-19%
Telephone	16	17	-6%	66	74	-11%
Loan expenses	37	42	-12%	137	81	69%
Foreclosed assets, net	(330)	2	n/m	652	1,187	n/m
Depreciation	54	73	-26%	237	384	-38%
FDIC premiums	121	160	-24%	563	687	-18%
Amortization of intangibles	10	10	0%	40	40	0%
Regulatory assessment	38	47	-19%	143	168	-15%
Other insurance	37	42	-12%	153	135	13%
Other	34	8	325%	123	159	-23%

Noninterest expense	1,518	1,905	-20%	8,277	9,351	-11%
Loss before income taxes	(434)	(1,359)	-68%	(3,766)	(5,425)	-31%
Income tax expense	—	—	n/m	—	—	n/m

Net loss	$(434)	$(1,359)	-68%	$(3,766)	$(5,425)	-31%
Preferred stock dividends and accretion of discount on preferred stock	—	(108)		(328)	(425)
Discount on redemption of preferred stock	—	—		4,960	—

Earnings (loss) available to common stockholders	(434)	$(1,467)	-70%	866	$(5,850)	-115%

Share Data
Basic earnings (loss) per common share	$(0.03)	$(1.78)	-98%	$0.14	$(7.09)	-102%
Diluted earnings (loss) per common share	$(0.03)	$(1.78)	-98%	$0.14	$(7.09)	-102%
Average common shares outstanding - basic	15,823,238	821,494		6,314,701	820,575
Average common shares outstanding - diluted	15,823,238	821,494		6,316,186	820,575

n/m - not meaningful

Consolidated Statements of Financial Condition	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2012	2012	2012	2012	2011
(unaudited)
Assets
Cash and cash equivalents	$25,152	$65,147	$55,209	$63,284	$61,436
Interest-bearing deposits in other financial institutions	2,726	1,984	1,984	1,984	1,984
Securities available for sale	17,639	14,300	17,312	18,108	18,516
Loans held for sale	623	2,571	1,573	833	1,210
Loans	158,280	128,382	137,786	145,923	157,270
Less allowance for loan losses	(5,237)	(5,442)	(5,434)	(5,641)	(6,110)

Loans, net	153,043	122,940	132,352	140,282	151,160
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,525	1,572	2,345	2,453	2,370
Premises and equipment, net	5,317	5,369	5,423	5,485	5,534
Assets held for sale	167	167	167	167	167
Other intangible assets	49	59	69	79	89
Bank owned life insurance	4,405	4,371	4,338	4,306	4,273
Accrued interest receivable and other assets	2,447	1,709	2,901	2,517	2,239

Total assets	215,035	$222,131	$225,615	$241,440	$250,920

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$18,008	$17,015	$15,042	$18,343	$18,409
Interest bearing	155,500	162,563	183,310	189,529	198,640

Total deposits	173,508	179,578	198,352	207,872	217,049
Long-term FHLB advances	10,000	10,000	10,000	15,742	15,742
Advances by borrowers for taxes and insurance	241	125	55	124	159
Accrued interest payable and other liabilities	2,488	2,911	3,771	3,326	2,871
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	191,392	197,769	217,333	232,219	240,976
Stockholders’ equity	23,643	24,362	8,282	9,221	9,944

Total liabilities and stockholders’ equity	$215,035	$222,131	$225,615	$241,440	$250,920

Consolidated Financial Highlights	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
(unaudited)	2012	2012	2012	2012	2011	2012	2011
Earnings (loss)
Net interest income	$1,025	$1,137	$1,206	$1,267	$1,346	$4,635	$6,178
Provision for loan losses	$186	$543	$200	$200	$1,119	$1,129	$3,375
Noninterest income	$245	$262	$340	$158	$319	$1,005	$1,123
Noninterest expense	$1,518	$2,765	$2,030	$1,964	$1,905	$8,277	$9,351
Net loss	$(434)	$(1,909)	$(684)	$(739)	$(1,359)	$(3,766)	$(5,425)
Discount on redemption of preferred stock	n/a	$4,960	n/a	n/a	n/a	$4,960	n/a
Earnings (loss) available to common stockholders	$(434)	$2,944	$(795)	$(849)	$(1,467)	$866	$(5,850)
Basic earnings (loss) per common share	$(0.03)	$0.38	$(0.96)	$(1.03)	$(1.78)	$0.14	$(7.09)
Diluted earnings (loss) per common share	$(0.03)	$0.38	$(0.96)	$(1.03)	$(1.78)	$0.14	$(7.09)
Performance Ratios (annualized)
Return on average assets	(0.80%)	(3.39%)	(1.19%)	(1.22%)	(2.15%)	(1.65%)	(1.99%)
Return on average equity	(7.29%)	(37.84%)	(31.77%)	(31.40%)	(50.41%)	(24.29%)	(42.69%)
Average yield on interest-earning assets	3.22%	3.49%	3.60%	3.60%	3.65%	3.48%	3.82%
Average rate paid on interest-bearing liabilities	1.33%	1.36%	1.36%	1.41%	1.46%	1.37%	1.47%
Average interest rate spread	1.89%	2.13%	2.24%	2.19%	2.19%	2.11%	2.35%
Net interest margin, fully taxable equivalent	2.06%	2.26%	2.30%	2.26%	2.29%	2.22%	2.44%
Efficiency ratio	118.74%	141.17%	131.00%	137.12%	122.73%	137.98%	117.62%
Noninterest expense to average assets	2.80%	4.91%	3.54%	3.23%	3.02%	3.62%	3.43%
Capital
Core capital ratio (1)	10.97%	10.52%	5.47%	5.39%	5.39%	10.97%	5.39%
Total risk-based capital ratio (1)	15.53%	20.00%	10.42%	10.55%	10.30%	15.53%	10.30%
Tier 1 risk-based capital ratio (1)	14.26%	18.71%	9.13%	9.27%	9.02%	14.26%	9.02%
Tangible capital ratio (1)	10.97%	10.52%	5.47%	5.39%	5.39%	10.97%	5.39%
Equity to total assets at end of period	10.99%	10.97%	3.67%	3.82%	3.96%	10.99%	3.96%
Tangible equity to tangible assets	10.97%	10.94%	3.64%	3.79%	3.93%	10.97%	3.93%
Book value per common share	$1.48	$1.54	$1.37	$2.53	$3.42	$1.48	$3.42
Tangible book value per common share	$1.48	$1.54	$1.29	$2.43	$3.31	$1.48	$3.30
Period-end market value per common share	$1.45	$1.46	$1.56	$3.90	$3.10	$1.45	$3.10
Period-end common shares outstanding	15,824,710	15,824,710	825,710	825,710	825,710	15,824,710	825,710
Average basic common shares outstanding	15,823,238	7,671,034	822,791	822,147	821,494	6,314,701	820,575
Average diluted common shares outstanding	15,823,238	7,671,307	822,791	822,147	821,494	6,315,649	820,575
Asset Quality
Nonperforming loans	$6,356	$7,927	$5,156	$5,853	$8,301	$6,356	$8,301
Nonperforming loans to total loans	4.02%	6.17%	3.74%	4.01%	5.28%	4.02%	5.28%
Nonperforming assets to total assets	3.66%	4.28%	3.32%	3.44%	4.25%	3.66%	4.25%
Allowance for loan losses to total loans	3.31%	4.24%	3.94%	3.87%	3.89%	3.31%	3.89%
Allowance for loan losses to nonperforming loans	82.39%	68.65%	105.39%	96.38%	73.61%	82.39%	73.61%
Net charge-offs	$391	$526	$416	$669	$1,966	$2,002	$7,026
Annualized net charge-offs to average loans	1.13%	1.59%	1.18%	1.79%	4.89%	1.43%	3.97%
Average Balances
Loans	$132,494	$126,593	$134,921	$143,620	$154,036	$134,397	$169,771
Assets	$216,861	$225,106	$229,684	$243,238	$252,663	$228,712	$272,809
Stockholders’ equity	$23,813	$20,180	$8,613	$9,413	$10,783	$15,505	$12,708
(1) Regulatory Capital ratios of CFBank